UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

TECHPRECISION CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Bella Drive
Westminster, MA  01473
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (978) 874-0591

Copies to:

William A. Scari, Jr.
Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Phone: (610) 640-7800
Fax: (610) 640-7835

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure provided with respect to Item 2.03 below is incorporated herein by reference.

In connection with the Financing (as defined below), TechPrecision Corporation (the “Company”), through its wholly owned subsidiary, Ranor, Inc. (“Ranor”) executed an Eighth Amendment (the “Amendment”) to the Loan and Security Agreement, dated February 24, 2006, between Ranor and Sovereign Bank (as so amended, the “Loan Agreement”).  The Eighth Amendment incorporates Ranor’s borrowing of the Bond proceeds (as described below) into the borrowings covered by the Loan Agreement and provides that the Company and Ranor must, on a consolidated basis, agree to maintain a debt to equity leverage ratio (as defined in the Amendment) of less than 3:1 for so long as any amounts are outstanding under the Loan Agreement.

Other than the Loan Agreement, MLSA (as defined below) and ISDA Master Agreement (as defined below), there are no other material relationships between the Company or Ranor, on the one hand, and Sovereign Bank or MDFA (as defined below), on the other hand.

The foregoing summary of the Amendment is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 30, 2010, the Company and Ranor completed a $6,200,000 tax exempt bond financing (the “Financing”) with the Massachusetts Development Finance Authority (the “MDFA”) pursuant to which the MDFA sold to Sovereign Bank (“Sovereign”) MDFA Revenue Bonds, Ranor Issue, Series 2010A in the original aggregate principal amount of $4,250,000 (the “Series A Bonds”) and MDFA Revenue Bonds, Ranor Issue, Series 2010B in the original aggregate principal amount of $1,950,000 (collectively, the “Series B Bonds”, and together with the Series A Bonds, the “Bonds”) and loaned the proceeds of such sale to Ranor under the terms of that certain Mortgage Loan and Security Agreement, dated as of December 1, 2010, by and among the Company, Ranor, MDFA and Sovereign (as Bondowner and Disbursing Agent thereunder) (the “MLSA”).

The proceeds of the sale of the Series A Bonds may be used to finance the previously disclosed acquisition and proposed 19,500 sq. ft. expansion of Ranor’s manufacturing facility located at Bella Drive in Westminster, Massachusetts (the “Westminster Property”), and the proceeds of the sale of the Series B Bonds may be used by Ranor to finance acquisitions of qualifying manufacturing equipment installed at the Westminster Property. Under the MLSA and related documents, the Westminster Property secures, and the Company further guarantees, Ranor’s obligations to Sovereign and subsequent holders of the Bonds.

In connection with the Financing, Ranor and Sovereign entered into the International Swap and Derivatives Association, Inc. 2002 Master Agreement, dated December 30, 2010 (the “ISDA Master Agreement”), pursuant to which the variable interest rates applicable to the loans made to Ranor pursuant to the MLSA (the “Loans”) were swapped for fixed interest rates.  Under the ISDA Master Agreement, Ranor and Sovereign will enter into two swap transactions (the “Swaps”), each with an effective date of January 3, 2011. The Swaps have notional amounts of $4,250,000 and $1,950,000, respectively, and will terminate on  January 4, 2021.  Ranor’s cost of borrowing will be the 4.14% interest rate with respect to the Series A Bond proceeds and the 3.63% interest rate with respect to the Series B Bond proceeds.

The Series A Bonds and the Series B Bonds will mature on January 1, 2021 and January 1, 2018, respectively. Ranor will be required to make payments with respect to the Loans beginning on February 1, 2011 and continuing on the first day of each month thereafter until the maturity date or earlier redemption of each Bond. The Bonds are redeemable pursuant to the MLSA prior to maturity, in whole or in part, on any payment date in accordance with the terms of the MLSA.

The MLSA provides for customary events of default, including any event of default under the Loan Agreement described above; subject to lapse of any applicable cure period, a default under the MLSA would cause the acceleration of all outstanding obligations of Ranor under the MLSA. Under the MLSA, Ranor and the Company make certain financial covenants applicable while the Bonds remain outstanding, including, among other things, that the ratio of Earnings Available for Fixed Charges to Fixed Charges (as such terms are defined in the MLSA) will be great than or equal to 120%; the Interest Coverage Ratio (as defined in the MLSA) will equal or exceed 2:1 as of the end of each fiscal quarter; Ranor’s Leverage Ratio (as defined in the MLSA, and tested on an annual basis) will be less than or equal to 3:1; and a loan to value ratio regarding the Mortgaged Property of not greater than seventy-five percent (75%), as determined by Bondowner.

The foregoing summary of the Financing and the terms of the MLSA and ISDA Master Agreement is qualified in its entirety by reference to the MLSA, the ISDA Master Agreement and related documents, copies of which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHPRECISION CORPORATION

Date: January 6, 2011	By:	/s/ James S. Molinaro
Name: James S. Molinaro
Title: Chief Executive Officer